Exhibit 99.1

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The authorized capital stock of Universal Health Realty Income Trust (the “Trust”) consists of 95,000,000 shares of beneficial interest, par value $0.01 per share, and 5,000,000 preferred shares of beneficial interest, par value $0.01 per share.

Shares of Beneficial Interest

Except as otherwise determined by the trustees of the Trust with respect to any class of or series of preferred shares of beneficial interest, all shares of beneficial interest will participate equally in distributions payable to shareholders when and as declared by the trustees of the Trust and in net assets available for distribution to shareholders, on liquidation or dissolution, will have one vote per share on all matters submitted to a vote of the Trust’s shareholders and will not have cumulative voting rights in the election of the Trust’s trustees. The shares of beneficial interest offered hereby will be validly issued, fully paid and, except as set forth below, non-assessable by the Trust upon issuance, and will have no preference, conversion, exchange or pre-emptive rights.

Preferred Shares of Beneficial Interest

No preferred shares of beneficial interest are presently outstanding. Preferred shares of beneficial interest may be issued from time to time by the Trust’s trustees, without shareholder approval, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the trustees in the resolution authorizing their issuance.

Redemption and Business Combination Provisions

If the Trust’s trustees shall, at any time and in good faith, be of the opinion that direct or indirect ownership of at least 9.8% in value of the outstanding shares of beneficial interest (taking into account the constructive ownership rules contained in Sections 318 and 544 of the Internal Revenue Code of 1986, or the Code) has or may become concentrated in the hands of one beneficial owner, the Trust’s trustees shall have the power:

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by lot or other means deemed equitable by them to call for the purchase from any such shareholder that number of the Trust’s shares of beneficial interest sufficient, in the opinion of the trustees, to maintain or bring the direct or indirect ownership of the Trust’s shares of beneficial interest of such owner to a level equal to 9.8% in value of the outstanding shares; and

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to refuse to transfer or issue the Trust’s shares of beneficial interest to any person whose acquisition of such shares would cause a person to hold in excess of 9.8% in value of the outstanding shares of beneficial interest.

Any transfer of the Trust’s shares of beneficial interest that would create a direct or indirect owner of more than 9.8% in value of the outstanding shares of beneficial interest shall be deemed void and the intended transferee shall be deemed never to have had an interest therein. The purchase price for any of the shares of beneficial interest so redeemed shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notices of such acquisition are sent by the Trust or, if no such closing sale prices or quotations are available, then the purchase price shall be equal to the net asset value of such shares as determined by the trustees in accordance with the provisions of applicable law. From and after the date fixed for purchase by the Trust’s trustees, the holder of any shares of beneficial interest so called for purchase shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

If any person knowingly holds in excess of 9.8% in value of the outstanding shares of beneficial interest and the Trust loses its qualification as a real estate investment trust under the Code or becomes a personal holding company, that person would be required to indemnify the Trust for the full amount of any damages and expenses resulting from the loss of its qualification as a real estate investment trust or its becoming a personal holding company. These damages and expenses might include increased corporate taxes, attorneys’ fees and administrative costs.

The Declaration of Trust permits the trustees to effect any merger or consolidation in accordance with applicable law, except any merger or consolidation with, or any sale, lease, transfer or other disposition of all or any substantial part of the assets of the Trust to, or from, a holder of shares of beneficial interest of the Trust representing, in the aggregate, 5% or more of the total number of votes authorized to be cast by holders of the Trust’s shares of beneficial interest. Business combinations with these related persons must be approved by the affirmative vote of the holders of shares representing at least 95% of the total number of votes authorized to be cast by holders of the Trust’s shares of beneficial interest unless:

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the trustees by a vote or written consent of all but one of the trustees have expressly approved in advance the acquisition of the outstanding shares of the Trust that caused that person to become a related person or shall have approved the business combination prior to that person having become a related person; or

•	the business combination is solely between the Trust and another trust or corporation of which 100% of that entity’s voting securities are owned directly or indirectly by the Trust.

Shareholder Liability

Title 8 of the Maryland General Corporation Law provides that a shareholder of a real estate investment trust shall have immunity from personal liability for the obligations of the real estate investment trust. This Title also provides that the declaration of a real estate investment trust may include any provision expanding or limiting the liability of its shareholders for money damages except for limiting the liability of its shareholders to the extent:

•	actual receipt of an improper benefit or profit in money, property or services is proved; or

•	active and deliberate dishonesty is established by a final judgment as being material to the cause of action.

The Declaration of Trust also provides that the Trust’s shareholders shall not be subject to any liability for the acts or obligations of the Trust and that, as far as practicable, each of the Trust’s written agreements creating an obligation of the Trust shall contain a provision to that effect. With respect to all types of claims in some jurisdictions, tort claims only in other jurisdictions, contract claims where shareholder liability is not disavowed as described above, and claims for taxes and certain statutory liabilities, a shareholder may be held personally liable to the extent that claims are not satisfied by the Trust. The Declaration of Trust provides that, upon payment of any such liability, the shareholder will be entitled to reimbursement from the Trust’s general assets. There can be no assurance that, at the time any such liability arises, the Trust will have assets sufficient to satisfy this reimbursement obligation. The Trust’s trustees intend to conduct the Trust’s operations, with the advice of counsel, in such a way as to avoid, as far as practicable, the ultimate liability of the Trust’s shareholders. The Trust’s trustees do not intend to provide insurance covering such risks to the Trust’s shareholders.